UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2020
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Element Solutions Inc
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(Exact name of registrant as specified in its charter)

Delaware	001-36272		37-1744899
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)

500 East Broward Boulevard,		Suite 1860	33394
Fort Lauderdale,	Florida		(Zip Code)
(Address of principal executive offices)
Registrant's telephone number, including area code:   (561) 207-9600

Not Applicable
________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ESI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 4, 2020, Element Solutions Inc (the "Company") and the guarantors named therein (the "Guarantors") entered into a purchase agreement (the "Purchase Agreement"), pursuant to which the Company agreed to sell $800 million aggregate principal amount of 3.875% senior notes due 2028 at an issue price of $1,000 per $1,000 principal amount (the "Notes") to the initial purchasers listed in the Purchase Agreement (collectively, the "Initial Purchasers"). This represents an increase from the original offering size of $400 million. The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by certain of the Company's existing domestic subsidiaries.

The Notes offering is expected to close on August 18, 2020, subject to customary closing conditions.

The Purchase Agreement contains customary representations, warranties and agreements of the Company and the Guarantors, and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement. A copy of the Purchase Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Certain of the Initial Purchasers and certain of their respective affiliates have, from time to time, provided, and may in the future provide, investment banking, commercial banking and financial advisory services to the Company and its affiliates, for which they have received customary compensation. The Initial Purchasers and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company's debt securities or loans, and may do so in the future. In addition, certain Initial Purchasers and/or their affiliates are holders of the Company's 5.875% senior notes due 2025, issued on November 24, 2017 and December 8, 2017 (collectively, 2025 Notes"), which are subject to a concurrent redemption, and consequently they will receive a portion of the net proceeds from the Notes offering in connection with the Company's redemption of the 2025 Notes.

Item 7.01. Regulation FD Disclosure.

On August 4, 2020, the Company issued a press release announcing that it had priced the Notes offering. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The above does not constitute an offer to sell, or a solicitation of an offer to purchase, the Notes and related guarantees in any jurisdiction in which such offer or solicitation would be unlawful.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information contained in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing.

Item 8.01. Other Events.

On August 5, 2020, the Company issued a conditional notice of redemption for any and all of its outstanding $800 million aggregate principal amount of 2025 Notes at the redemption price of 100% of the principal amount thereof plus the Applicable Premium (as defined in, and determined in accordance with, the indenture governing the 2025 Notes), plus accrued and unpaid interest, if any, to, but not including, the redemption date. The redemption is conditioned upon the Company having completed the Notes offering on terms and conditions satisfactory to the Company (the "Financing Condition"), as well as other general conditions. The Notes offering is not conditioned upon a minimum amount of the 2025 Notes being redeemed. Assuming satisfaction of the Financing Condition, the redemption date is expected to occur on September 4, 2020.

The information in this Item 8.01 of this Current Report on Form 8-K is for information purposes only and does not constitute a notice of redemption of the 2025 Notes.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.
The following exhibits are filed or furnished herewith:

Exhibit Number	Description
10.1	Purchase Agreement, dated August 4, 2020, by and among the Company, the Guarantors and the Initial Purchasers
99.1	Press release issued on August 4, 2020 announcing the pricing of the Company's private offering of senior notes (furnished only)
104	Cover Page Interactive Data File (formatted as Inline XBRL and included in Exhibit 101)(furnished only)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEMENT SOLUTIONS INC
(Registrant)
August 6, 2020	/s/ John E. Capps
(Date)	John E. Capps
EVP, General Counsel and Secretary